Filed Pursuant to Rule 424(b)(4)

Registration No. 333-290283

Prospectus

4,800,000 Shares of Common Stock
Common Warrants to Purchase up to 4,800,000 Shares of Common Stock

Up to 4,800,000 Shares of Common Stock Issuable upon Exercise of the Common Warrants

We are offering, on a best efforts basis, 4,800,000 shares of our common stock, par value $0.001 per share (“Common Stock”), together with common warrants to purchase up to 4,800,000 shares of Common Stock (the “Common Warrants”). Each share of our Common Stock is being sold together with one Common Warrant. The shares of Common Stock and Common Warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering.

The combined public offering price will be $1.25 per share of Common Stock and accompanying Common Warrant. The Common Warrants will be exercisable upon issuance (the “Initial Exercise Date”) and have an exercise price of $1.25 per share and will expire two years from the Initial Exercise Date.

Pursuant to this prospectus, we are also offering the shares of Common Stock issuable upon the exercise of the Common Warrants offered hereby.

We have engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) in connection with the securities offered by this prospectus. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities but has agreed to use its best efforts to sell the securities offered by this prospectus. We have agreed to pay the Placement Agent a fee based upon the aggregate gross proceeds raised in this offering as set forth in the table below.

Certain of our executive officers and members of our board of directors have agreed to purchase an aggregate of 734,400 shares of Common Stock and accompanying Common Warrants in this offering, representing aggregate gross proceeds of approximately $0.9 million.

The shares of our Common Stock and accompanying Common Warrants being offered will be sold in a single closing. The shares issuable upon exercise of the Common Warrants will be issued upon the exercise thereof. Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. The offering of the shares of our Common Stock and accompanying Common Warrants will terminate no later than September 29, 2025; however, the shares of our Common Stock underlying the Common Warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BCDA.” On September 17, 2025, the last reported closing sale price of our Common Stock on Nasdaq was $1.535 per share. There is no established trading market for the Common Warrants and we do not expect a market to develop. We do not intend to apply for a listing for the Common Warrants on any national securities exchange.

	Per Share and Common Warrant	Total
Public offering price	$1.25	$6,000,000
Placement Agent Fees(1)	$0.08	$363,020
Proceeds, before expenses, to us(2)	$1.17	$5,636,980

(1)

Upon the closing of this offering, we will pay the Placement Agent (i) a cash placement commission equal to 7.0% of the aggregate gross proceeds to us from the sale of the shares of Common Stock together with the accompanying Common Warrants, sold in this offering; provided, however, that such commission percentage will be reduced to a fee of up to 3.5% for any proceeds to us from sales to our directors, our executive officers or certain other identified purchasers (each such identified purchaser, an “Identified Purchaser”) and (ii) a management fee equal to 1.0% of the aggregate gross proceeds to us from the sale of the Common Stock together with the accompanying Common Warrants, sold in this offering (such fees under clauses (i) and (ii), collectively, the “Cash Fee”). No Cash Fee will be payable in respect of any Common Warrant exercises that may occur in the future. We have also agreed to reimburse the Placement Agent at closing (i) for legal and other expenses incurred by it in connection with the offering in an aggregate amount of up to $90,000, and (ii) non-accountable expenses payable to the Placement Agent of $50,000. See “Plan of Distribution” for a complete description of compensation payable to the Placement Agent. This table does not reflect the management fee equal to 1% of the aggregate gross proceeds to us from the sale of the Common Stock, together with the accompanying Warrants, sold in this offering, which shall be equal to $60,000.

(2)	The amount of proceeds, before expenses, to us does not give effect to any exercise of the Common Warrants.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus to read about the factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the Common Stock and Common Warrants to purchasers is expected to be made on or about September 19, 2025.

H.C. Wainwright & Co.

The date of this prospectus is September 18, 2025.

Neither we nor the Placement Agent have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of securities.

For investors outside the United States, neither we nor the Placement Agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required. Persons outside the United States who come into possession of this prospectus and any free writing prospectus related to this offering are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

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PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before investing in our securities, you should read this entire prospectus and the documents incorporated by reference carefully, including the “Risk Factors,” and the financial statements and accompanying notes and other information included and incorporated by reference in this prospectus. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “BioCardia,” the “Company,” “we,” “us” and “our” refer to BioCardia, Inc. and its subsidiaries taken as a whole.

Overview

Our Business

We are a clinical-stage company developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases with significant unmet medical needs. We are advancing two cell therapy platforms derived from the bone marrow in clinical trials today. Our CardiAMP® autologous mononuclear cell therapy platform is being advanced for two clinical indications: ischemic heart failure with reduced ejection fraction (HFrEF) and refractory angina resulting from chronic myocardial ischemia (CMI). Our immunomodulatory allogeneic mesenchymal stem cell (MSC) therapy platform is being advanced as an “off the shelf” cell therapy for two clinical indications: the treatment of ischemic HFrEF (CardiALLO™), which is actively enrolling, and acute respiratory distress syndrome (ARDS).

Our autologous CardiAMP and our allogeneic CardiALLO cell therapies intended for cardiac indications of HFrEF and CMI are enabled by our Helix™ transendocardial biotherapeutic delivery system. We partner this therapeutic delivery platform and provide development services selectively with others seeking to develop biotherapeutic interventions for local delivery to the heart.

As part of our regulatory efforts, we have submitted CardiAMP HF clinical data to Japan’s Pharmaceuticals and Medical Devices Agency (PMDA) this quarter and have also had a positive preliminary clinical consultation with PMDA, where the PMDA requested additional details, including clarification on positioning of the prespecified composite endpoints, background on statistical power, clinical rationale for the NTproBNP subgroup and their risk-benefit profile, anticipated target number of patients in Japan, and clinical development status in the United States. We continue to anticipate an in-person formal clinical consultation by the end of the year.

In addition, in reviewing the final open-label roll in cohort results from our CardiAMP cell therapy in chronic myocardial ischemia trial, we found that all patients were on guideline-directed medical therapy (GDMT) and responded positively to the autologous cell therapy. Such patients experienced increased exercise tolerance of an average of 80 seconds and an average of 82% reduction in angina episodes at the six-month primary endpoint when compared to measurements prior to cell therapy treatment. Sixty percent of such patients showed substantial improvements in both measures.

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties that you should consider before investing in our company. See “Risk Factors” below. The principal factors and uncertainties that make investing in our company risky include, among others:

Risks Related to Our Business, Financial Condition and Capital Requirements

●	We will require substantial additional financing to achieve our goals, including requiring additional financing following this offering, and our failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development or commercialization efforts.
●	We have a history of operating losses, and we may not be able to achieve or sustain profitability.
●	Our existing and any future contractual arrangement that we expect will provide us access to capital may provide less capital than expected and on a delayed basis.

Risks Related to Development and Commercialization

●

Our success depends in large part on our ability to obtain approval for, and successfully commercialize, the CardiAMP Cell Therapy System. Because the CardiAMP Cell Therapy System is, to our knowledge, the first cardiac cell-based therapy with an accepted pivotal trial that is to be regulated by the FDA via the premarket approval pathway, the approval process for the CardiAMP Cell Therapy System is uncertain.

●

Our cell therapy systems and other therapeutic candidates are based on novel technology, which makes it difficult to accurately and reliably predict the time and cost of product development and subsequently obtaining regulatory approval. At the moment, no cell-based therapies have been approved in the United States for a cardiac indication.

●	We have encountered, and may in the future encounter, substantial delays in our clinical studies.

●	We may find it difficult to enroll patients in our clinical trials, which could delay or prevent development of our therapeutic candidates.
●

We rely on third parties to conduct some or all aspects of our product manufacturing, diagnostic protocol development, research, and preclinical and clinical testing, and these third parties may not perform satisfactorily.

●

We rely on third parties to conduct, supervise and monitor our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

●	We depend on third-party vendors to manufacture some of our components and sub-assemblies, which could make us vulnerable to supply shortages and price fluctuations that could harm our business.
●	Our future commercial success depends upon attaining significant market acceptance of our therapeutic candidates, if approved, among physicians, patients and healthcare payors.
●	Our ability to compete is highly dependent on demonstrating the benefits of CardiAMP to physicians, hospitals and patients.
●	We face substantial competition, which may result in others discovering, developing or commercializing products before, or more successfully, than we do.
●

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our therapeutic candidates, if approved, we may be unable to generate any revenues.

●	We have limited experience manufacturing our therapeutic candidates or products in commercial quantities, which could harm our business.
●	If we fail to obtain and sustain an adequate level of reimbursement for our products by third-party payors, sales and profitability would be adversely affected.

Risks Relating to Government Regulation, Compliance and Litigation

●

Even if we obtain regulatory approval for a product candidate, including our cell therapy systems and other therapeutic candidates, these products or therapies, along with our other regulated products, will be subject to ongoing regulatory scrutiny.

●	We may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory agencies.
●

If we fail to obtain and maintain necessary regulatory clearances or approvals for our therapeutic candidates or products, or if clearances or approvals for our therapeutic candidates or products in additional indications are delayed or not issued, our commercial operations would be harmed.

●

Serious adverse events or other safety risks could require us to abandon development and preclude, delay or limit approval of our therapeutic candidates or products or limit the scope of any approved indication or market acceptance.

●

Our therapeutic candidates are intended to treat patients who are extremely ill, and patient deaths that occur in our clinical trials could negatively impact our business even if they are not shown to be related to our therapeutic candidates.

●	If we or our suppliers fail to comply with the FDA's QSRs, or QMSR, when it goes into effect in 2026, our manufacturing operations could be delayed or shut down and product sales could suffer.
●

The requirements to obtain regulatory approval of the FDA and regulators in other jurisdictions can be costly, time-consuming, and unpredictable. If we are unable to obtain timely regulatory approval for our therapeutic candidates, our business may be substantially harmed.

●

Even if we obtain and maintain approval for our therapeutic candidates or products from the FDA, we may never obtain approval for our therapeutic candidates or products outside of the United States, which would limit our market opportunities and adversely affect our business.

●	We may face competition from biosimilars due to changes in the regulatory environment.
●	A recall of any of our commercialized products, or the discovery of serious safety issues, could have a significant negative impact on us.
●

Modifications to our products may require reclassifications, new regulatory approvals or clearances, or may require us to cease marketing or recall the modified products until new CE marking is obtained.

●

Our employees, principal investigators, consultants and collaboration partners may engage in misconduct or other improper activities, including noncompliance with laws and regulatory standards and requirements and insider trading.

●	If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our therapeutic candidates or product.

Risks Related to the Operation of Our Business

●

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop our therapeutic candidates, conduct our clinical trials and commercialize our therapeutic candidates.

●	We will need to expand our organization and we may experience difficulties in managing this growth, which could disrupt our operations.
●	Our business and operations would suffer in the event of system failures.

Risks Relating to Our Intellectual Property

●	We may not be able to protect our proprietary technology in the marketplace.
●	The patent protection of biotherapeutics is complex and uncertain.
●	We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.
●	We may be forced to litigate to enforce or defend our intellectual property rights, and/or the intellectual property rights of our licensors.
●	Intellectual property disputes could cause us to spend substantial resources and distract our personnel from their normal responsibilities.
●

Patent reform legislation and recent court decisions could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

●

If third parties claim that our therapeutic candidates or other products infringe upon their intellectual property, commercialization of our therapeutic candidates or products and our operating profits could be adversely affected.

●

If we do not obtain patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the term of our marketing exclusivity of our therapeutic candidates or products, our business may be materially harmed.

Risks Related to Our Securities

●	If we do not regain compliance with or continue to satisfy the Nasdaq continued listing requirements, our securities could be delisted from the Nasdaq.
●	We may be exposed to additional risks as a result of our reverse merger transaction.
●

Our annual and quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

●	Raising additional funds through debt or equity financing could be dilutive and may cause the market price of our Common Stock to decline.
●

Future sales and issuances of our Common Stock or rights to purchase our Common Stock, including pursuant to the HCW Sales Agreement or under our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

General Risks

●	We are at risk of securities class action litigation.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30 or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

Corporate Information

Our principal executive offices are located at 320 Soquel Way, Sunnyvale, California 94085. Our telephone number is (650) 226-0120. Our website address is www.biocardia.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act are available free of charge on our investor relations website as soon as reasonably practicable after we electronically file or furnish such material to the Securities and Exchange Commission (“SEC”). The SEC also maintains a website that contains these reports and our other electronic SEC filings. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus.

THE OFFERING

Common Stock offered:	4,800,000 shares.

Common Warrants offered:	Every share of our Common Stock is being sold together with one Common Warrant. Each Common Warrant will be to purchase one share of our Common Stock will be exercisable upon issuance, have an initial exercise price of $1.25 per share, and will expire two years from the Initial Exercise Date. The shares of Common Stock and Common Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering.

Common Stock to be outstanding after this offering:	10,608,734 shares

Use of proceeds:

We estimate that the net proceeds from the offering will be approximately $5.1 million, assuming the sale of all of the securities offered under this prospectus, after deducting Placement Agent fees and offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, which include, but are not limited to, advancing our investigational biotherapeutic candidates and our biotherapeutic delivery partnering business. See “Use of Proceeds.”

Current market for the securities:	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BCDA.” There is no established trading market for the Common Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Common Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Common Warrants will be limited.

Affiliate share purchases:	Certain of our executive officers and members of our board of directors have agreed to purchase an aggregate of 734,400 shares of Common Stock and accompanying Common Warrants in this offering, representing gross proceeds of approximately $0.9 million.

Best efforts offering:

We have agreed to offer and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 25 of this prospectus.

Risk Factors:

You should carefully read “Risk Factors” beginning on page 6 and other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in our securities.

The number of shares of Common Stock to be outstanding after the offering is based on 5,808,734 shares of Common Stock outstanding as of August 31, 2025, and excludes:

●	4,800,000 shares of Common Stock issuable upon exercise of the Common Warrants;

●	167,469 shares of Common Stock issuable upon exercise of stock options outstanding under our equity incentive plans, with a weighted-average exercise price of $56.63 per share;

●	3,148,618 shares of Common Stock issuable upon exercise of our other outstanding warrants to purchase Common Stock, with a weighted average exercise price of $2.84 per share; and

●	90,754 shares of Common Stock available for future issuance under our 2016 Equity Incentive Plan.

Unless expressly indicated or the context requires otherwise, all information in this prospectus is as of August 31, 2025, assumes no exercise of any outstanding warrants or options described above. Also, except as otherwise indicated, all information in this prospectus assumes no exercise of any Common Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, and those discussed under the headings “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, respectively which are incorporated by reference into this prospectus, together with the other information contained in this prospectus and the documents incorporated by reference herein. If any of these risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our securities could decline and you could lose part or all of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

If we do not regain compliance with or continue to satisfy the Nasdaq continued listing requirements, our securities could be delisted from the Nasdaq.

The listing of our securities on Nasdaq is contingent on our compliance with the Nasdaq’s conditions for continued listing. We are currently not in compliance with Nasdaq listing requirements. On April 1, 2025, we received written notice from the Nasdaq (the “Notice”), which provided that, based on the Company’s stockholders’ equity of $837,000 as of December 31, 2024, we are no longer in compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq under Nasdaq Listing Rule 5550(b)(1) (the “Rule”). The notice stated that the Company had until May 16, 2025 to provide Nasdaq with a plan to regain compliance with the foregoing listing requirement. We submitted our plan to regain compliance on May 15, 2025, and on June 24, 2025, we received written notice that, based on review of our compliance plan, the Nasdaq staff has determined to grant the Company an extension to September 29, 2025 to regain compliance with the Rule. The Notice and extension has no immediate effect on the listing or trading of our Common Stock and our Common Stock will continue to trade on the Nasdaq under the symbol “BCDA.”

If we fail to regain compliance, our Common Stock will be subject to delisting by the Nasdaq. In the event our Common Stock is no longer listed for trading on Nasdaq, our trading volume and share price may decrease and we may experience further difficulties in raising capital, which could materially affect our operations and financial results. Further, delisting from the Nasdaq could have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees and could also trigger various defaults under our financing arrangements and other outstanding agreements. Finally, delisting could make it harder for us to raise capital and sell securities. To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into, or exchangeable for, our Common Stock, including in another financing following this offering. You may experience future dilution as a result of future equity offerings.

If we raise additional capital through the sale of shares of our Common Stock, convertible securities or debt in the future, your ownership in us could be diluted and restrictions could be imposed on our business.

We may issue shares of our Common Stock or securities convertible into our Common Stock to raise additional capital in the future, and we expect to raise additional capital in the near term after this offering. While this offering may not be consummated due to a variety of reasons, including the SEC not declaring the registration statement effective, poor market conditions or a decline in the trading price of our Common Stock, to the extent we issue such securities, our stockholders may experience substantial dilution and the trading price of our Common Stock could decline. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, such debt or preferred securities could have rights senior to your rights as a common shareholder, which could impair the value of our Common Stock.

Management will have broad discretion as to the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

Our management will have broad discretion over the use of proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds,” and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. Our failure to apply the net proceeds from the sale of our shares in this offering could effectively have a material adverse effect on our business, delay the development of our products, compromise our ability to pursue our business strategy, and cause the price of our Common Stock to decline, and we might not be able to yield a significant return, if any, on our investment of these net proceeds.

You will experience immediate dilution in the book value per share of the Common Stock you purchase.

You will incur immediate and substantial dilution as a result of this offering. The combined public offering price per share of Common Stock and accompanying Common Warrant of $1.25 is substantially higher than the as adjusted net tangible book value per share of our Common Stock. If you purchase Common Stock in this offering, you will incur immediate and substantial dilution of $1.01 per share in the as adjusted net tangible book value of shares of our Common Stock, based on the information described under “Dilution.” In addition, the purchase of Common Warrants in this offering will not result in the immediate acquisition of shares of our Common Stock unless and until you exercise the purchased Common Warrants. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of liquidation. In addition, to the extent outstanding options and warrants are ultimately exercised, there will be further dilution of the securities sold in this offering.

Sales of a substantial number of shares of our Common Stock in the public market or raising additional funds through debt or equity financing could cause our stock price to fall.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic collaborations or partnerships, or marketing, distribution or licensing arrangements with third parties, we may be required to limit valuable rights to our intellectual property, technologies, therapeutic candidates or future revenue streams, or grant licenses or other rights on terms that are not favorable to us. Furthermore, any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our therapeutic candidates.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock. A substantial number of shares of Common Stock are being offered by this prospectus. Certain of our executive officers and members of our board of directors have agreed to purchase an aggregate of 734,400 shares of our Common Stock and accompanying Common Warrants in this offering, representing aggregate gross proceeds of approximately $0.9 million. Any transfers or sales of our Common Stock may cause the price of our common stock to decline. We cannot predict the number of these shares that might be sold nor the effect that future sales of the shares of our Common Stock would have on the market price of our Common Stock.

We have not paid dividends in the past and do not expect to pay dividends in the future, and, as a result, any return on investment may be limited to the value of our stock.

We have never paid dividends and do not anticipate paying dividends in the foreseeable future. The payment of dividends will depend on our earnings, capital requirements, financial condition, prospects and other factors our board of directors may deem relevant. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates and you sell our Common Stock thereafter.

The market price and trading volume of our Common Stock may be volatile and may be affected by economic conditions beyond our control.

The market price of our Common Stock is likely to be volatile. Some specific factors that could negatively affect the price of our Common Stock or result in fluctuations in its price and trading volume include:

●	results of clinical trials of our therapeutic candidates;

●	results of clinical trials of our competitors’ products;

●	regulatory actions with respect to our therapeutic candidates or products or our competitors’ products;

●	actual or anticipated fluctuations in our quarterly operating results or those of our competitors;

●	publication of research reports by securities analysts about us or our competitors in the industry;

●	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

●	our liquidity positions;

●	issuances by us of debt or equity securities;

●	litigation involving our company, including stockholder litigation, investigations or audits by regulators into the operations of our company, or proceedings initiated by our competitors or clients;

●	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

●	the passage of legislation or other regulatory developments affecting us or our industry, fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	trading volume of our Common Stock and warrants;

●	sales or perceived potential sales of our Common Stock and/or warrants by us, our directors, senior management or our stockholders in the future;

●	short selling or other market manipulation activities;

●	announcement or expectation of additional financing efforts;

●	terrorist acts, acts of war or periods of widespread civil unrest;

●	natural disasters, pandemics and other calamities;

●	changes in market conditions for biopharmaceutical stocks; and

●	conditions in the U.S. financial markets or changes in general economic conditions, including as a result of inflation and changes in interest rates.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our Common Stock, the price and trading volume of our securities could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If no or few securities or industry analysts commence coverage of us, the trading price for our Common Stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our clinical trials and operating results fail to meet the expectations of analysts, the price of our Common Stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our Common Stock to decline.

The Common Warrants are speculative in nature.

The Common Warrants, which have an initial exercise price of $1.25 per share of Common Stock, subject to adjustments, are exercisable upon issuance and will expire two years from the Initial Exercise Date. If the price of the Common Stock is not at an amount sufficiently above the exercise price of the Common Warrants during the period during which the Common Warrants are exercisable, you will be unable to recover any of your investment in the Common Warrants. In such event, the Common Warrants will not have any value.

There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Common Warrants, and consequently, whether it will ever be profitable for holders of the Common Warrants to exercise such Common Warrants.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “[a] broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under FINRA “suitability rules. FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending securities to their customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and for retail customers determine the investment is in the customer’s “best interest” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy speculative, low-priced securities. They may affect investing in our common stock, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell our common stock.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including, but not limited to: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for six (6) months from closing, subject to certain exceptions; (iii) agreement to not enter into any financings for sixty (60) days from closing, subject to certain exceptions; and (iv) indemnification for breach of contract.

There is no public market for the Common Warrants.

There is no established public trading market for the Common Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Common Warrants on any securities exchange. Without an active market, the liquidity of such warrants will be limited.

Holders of Common Warrants will have no rights as a common stockholder until they acquire our Common Stock, except as otherwise provided in the Common Warrants.

Until you acquire shares of our Common Stock upon exercise of your Common Warrants, you will have no rights with respect to shares of our Common Stock issuable upon exercise of your Common Warrants, except as otherwise provided in the Common Warrants. Upon exercise of your Common Warrants, you will be entitled to exercise the rights of a holder of our Common Stock only as to matters for which the record date occurs after the exercise date.

The reasonable best efforts structure of this offering may have an adverse effect on our business plan.

The Placement Agent is offering the shares of Common Stock and accompanying Common Warrants on a “reasonable best efforts” basis, and the Placement Agent is under no obligation to purchase any securities for its own account. The Placement Agent is not required to sell any specific number or dollar amount of shares of Common Stock and accompanying Common Warrants in this offering but will use its best efforts to sell the securities offered in this prospectus. As a “reasonable best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us or, if consummated, the amount of proceeds to be received. The success of this offering will impact our ability to use the proceeds to execute our business plan. An adverse effect on the business may result from raising less than anticipated and from the fact that there is no minimum raise.

Purchasers in this offering may have rights not available to those who invest in our securities without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement.

If we do not maintain a current and effective registration statement relating to the Common Stock issuable upon exercise of the Common Warrants being offered in this offering, holders will be able to exercise such warrants on a “cashless” basis and we may not receive any additional funds upon the exercise of such warrants.

If we do not maintain a current and effective registration statement relating to the Common Stock issuable upon exercise of the Common Warrants being offered in this offering, such warrants may be exercised by way of a “cashless” exercise, meaning that the holder would not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our Common Stock determined according to the formula set forth in the warrant. Accordingly, we may not receive any additional funds upon the exercise of such warrants.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference in this prospectus contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements, including statements regarding (i) expectations concerning our ability to raise additional funding from equity or debt financings and to continue as a going concern; (ii) our ability to regain and maintain compliance with the listing of our Common Stock on Nasdaq; (iii) the plans and objectives of management for future operations, including plans or objectives relating to the development of our cell therapy systems; (iv) the timing and conduct of the clinical trials for our products, including statements regarding the timing, progress and results of current and future preclinical studies and clinical trials as well as our research and development programs; (v) the timing or likelihood of regulatory filing, approvals and required licenses for our cell therapy systems; (vi) our ability to adequately protect our intellectual property rights and enforce such rights to avoid violation of the intellectual property rights of others; (vii) the timing, costs and other aspects of the commercial launch of our products; (viii) our estimates regarding the market opportunity, clinical utility, potential advantages and market acceptance of our products; (ix) the impact of government laws and regulations; (x) our ability to recruit and retain qualified clinical, regulatory and research and development personnel; (xi) the availability of reimbursement or other forms of funding for our products from government and commercial payors; (xii) difficulties in maintaining commercial scale manufacturing capacity and capability and our ability to generate growth; (xiii) uncertainty in industry demand; (xiv) general economic conditions and market conditions in our industry; (xv) the effects of global events on our business, preclinical studies and clinical trials; (xvi) threats or actual imposition of tariffs; (xvii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC; (xviii) the exercisability of the Common Warrants and our ability to obtain Warrant Stockholder Approval; and (xix) the assumptions underlying or relating to any statement described in points (i)-(xviii) above. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict. The words “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and similar expressions (including the negative of any of the foregoing) are intended to identify forward-looking statements. Those statements appear in this prospectus and the documents we have filed with the SEC that are incorporated by reference in this prospectus, particularly in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, including those described in the section entitled “Prospectus Summary–Risks Associated with our Business,” some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus or any free writing prospectus, as applicable, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

This prospectus and the information incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

MARKET, INDUSTRY AND OTHER DATA

This prospectus and the documents incorporated by reference in this prospectus contain estimates and information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications and reports. We relied on industry, market data, peer reviewed journals, formal presentations at medical society meetings and other sources. We also rely on our own research and estimates in this prospectus. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors,” and in the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2024 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, respectively which are incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in these publications and reports.

Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

USE OF PROCEEDS

We estimate that the net proceeds to us from the issuance and sale of securities in this offering will be approximately $5.1 million, after deducting Placement Agent fees and offering expenses payable by us. This amount excludes the proceeds, if any, from the exercise of the Common Warrants issued in this offering. If all of the Common Warrants sold in this offering were to be exercised in cash at an exercise price of $1.25 per share, we would receive additional net proceeds of approximately $6.0 million. We cannot predict when or if these Common Warrants will be exercised. It is possible that the Common Warrants may expire and may never be exercised. Additionally, because this is a “best efforts” offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the Placement Agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. As a result, we may receive significantly less in net proceeds.

Our quarterly cash expenditures were approximately $1.6 million for the quarter ended June 30, 2025. We currently expect expenditures to continue at approximately such levels. If that is the case we expect our cash and cash equivalents following the completion of this offering will enable us to meet our obligations and continue operating at the current level into the second quarter of 2026, exclusive of any financing or strategic transaction costs. As such, we will need to seek additional funding following this offering. We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital and other general corporate purposes, which include, but are not limited to, advancing our investigational biotherapeutic candidates and our biotherapeutic delivery partnering business.

The expected use of net proceeds of this offering represents our current intentions based on our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. Pending these uses, we plan to invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors and will depend on a number of factors, including our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2025 on:

●	an actual basis; and

●	an as adjusted basis, giving effect to the sale and issuance of securities by us in this offering, based on a combined public offering price of $1.25 per share and accompanying Common Warrant, after deducting Placement Agent fees and estimated offering expenses payable by us. The as adjusted basis excludes the proceeds, if any, from the exercise of any Common Warrants.

You should read this table together with the section of our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-K for the quarter ended June 30, 2025 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included therein, each of which incorporated by reference in this prospectus.

	As of June 30, 2025
	Actual	As Adjusted
(Unaudited, in thousands, except share and per share data)
Cash, cash equivalents and short-term investments	$980	$6,057
Total liabilities	3,975	3,975
Stockholders’ equity (deficit):
Convertible preferred stock, $0.001 par value; 25,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted
Common stock, par value $0.001; 50,000,000 shares authorized and 5,504,802 shares issued and outstanding, actual; 50,000,000 shares authorized and 10,304,802 shares issued and outstanding, as adjusted	6	10
Additional paid-in capital	162,990	168,063
Accumulated deficit	(164,882)	(164,882)
Total stockholders’ equity (deficit)	(1,886)	3,191
Total capitalization	$2,089	$7,166

The number of shares of Common Stock to be outstanding after the offering is based on 5,504,802 shares of Common Stock outstanding as of June 30, 2025, and excludes:

●	4,800,000 shares of Common Stock issuable upon exercise of the Common Warrants;

●	167,469 shares of Common Stock issuable upon exercise of stock options outstanding under our equity incentive plans, with a weighted-average exercise price of $56.93 per share;

●	3,148,618 shares of Common Stock issuable upon exercise of our other outstanding warrants to purchase Common Stock, with a weighted average exercise price of $2.84 per share; and

●	90,754 shares of Common Stock available for future issuance under our 2016 Equity Incentive Plan.

DILUTION

If you purchase our Common Stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the combined public offering price per share of Common Stock and accompanying Common Warrant and the net tangible book value per share of our Common Stock immediately after this offering. Net tangible book value per share is determined by dividing the number of shares of Common Stock outstanding as of June 30, 2025 into our total tangible assets less total liabilities.

Our net tangible book value as of June 30, 2025 was approximately $(2.6) million, or $(0.47) per share, based on 5,504,802 shares of our Common Stock outstanding as of that date.

After giving effect to the sale of securities by us at the combined public offering price of $1.25 per share of Common Stock and accompanying Common Warrant, and after deducting the Placement Agent fees and estimated offering expenses payable by us and assuming no exercise of Common Warrants in the offering, our as adjusted net tangible book value as of June 30, 2025 would have been $2.5 million, or $0.24 per share. This represents an immediate increase in net tangible book value of $0.71 per share to existing stockholders and immediate dilution of $1.01 per share to investors in this offering.

The following table illustrates this dilution on a per share basis:

Combined public offering price per share of Common Stock and accompanying Common Warrant		$1.25
Net tangible book value per share as of June 30, 2025	$(0.47)
Increase in net tangible book value per share attributable to investors participating in this offering	$0.71
As adjusted net tangible book value per share after giving effect to this offering		$0.24
Dilution per share to investors in this offering		$1.01

The table and discussion above is based on 5,504,802 shares of Common Stock outstanding as of June 30, 2025, and excludes:

●	4,800,000 shares of Common Stock issuable upon exercise of the Common Warrants;

●	167,469 shares of Common Stock issuable upon exercise of stock options outstanding under our equity incentive plans, with a weighted-average exercise price of $56.93 per share;

●	3,148,618 shares of Common Stock issuable upon exercise of our other outstanding warrants to purchase Common Stock, with a weighted average exercise price of $2.84 per share; and

●	90,754 shares of Common Stock available for future issuance under our 2016 Equity Incentive Plan.

To the extent that additional shares are issued pursuant to the foregoing, investors purchasing our Common Stock in this offering will experience further dilution. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, you may experience further dilution.

DESCRIPTION OF SECURITIES

Capital Stock

The description of our capital stock is incorporated by reference to Exhibit 4.7 to our Annual Report on Form 10‑K for the fiscal year ended December 31, 2024, filed with the SEC on March 26, 2025.

Common Warrants

The following summary of certain terms and provisions of the Common Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Common Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Common Warrant.

Duration and Exercise Price

Each Common Warrant offered hereby will have an initial exercise price per share equal to $1.25. The Common Warrants will be exercisable upon issuance, and will expire two years from the Initial Exercise Date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Common Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the beneficial ownership limitation up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants, provided that any increase in such beneficial ownership limitation shall not be effective until 61 days following notice from the holder to us. No fractional shares of Common Stock will be issued in connection with the exercise of a Common Warrant. In lieu of fractional shares, we will, at our election, either pay a cash adjustment in respect of such fractional amount or round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Common Warrants under the Securities Act of 1933, as amended (the “Securities Act”), is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Common Warrants.

Transferability

Subject to applicable laws, the Common Warrants may be transferred at the election of the holder upon surrender of the Common Warrant to the Company together with the appropriate instruments of transfer.

Exchange Listing

There is no established public trading market for the Common Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Common Warrants on any securities exchange or nationally recognized trading system.

Fundamental Transaction

If, at any time while the Common Warrants are outstanding, we effect a Fundamental Transaction (as defined in the Common Warrants), then upon any subsequent exercise of Common Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as they would have been entitled to receive upon the occurrence of such Fundamental Transaction if they had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of Common Stock then issuable upon exercise of those Common Warrants, or any other consideration payable as part of the Fundamental Transaction.

Right as a Stockholder

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Common Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they acquire shares of our Common Stock upon exercise of their Common Warrants.

Listing

Our Common Stock is listed on Nasdaq under the symbol “BDCA.” We do not intend to apply to list the Common Warrants on any national securities exchange.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF OUR COMMON STOCK AND COMMON WARRANTS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Stock and Common Warrants acquired in this Offering. This discussion is based on the current provisions of the Internal Revenue Code of  986, as amended (the “Code”), existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change and to differing interpretation at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”), with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our Common Stock and Common Warrants, or that any such contrary position would not be sustained by a court.

This discussion applies only to the shares of our Common Stock and Common Warrants that will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax and does not deal with state or local taxes, U.S. federal gift and estate tax laws, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as

●	financial institutions;

●	brokers or dealers in securities or currencies or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	tax-exempt or governmental organizations;

●	pension plans;

●	regulated investment companies, real estate investment trusts;

●	owners that hold our Common Stock or Common Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

●	insurance companies;

●	persons that own, or are deemed to own, more than 5% of our capital stock and/or Common Warrants or who would own, or be deemed to own, more than 5% of our capital stock if their Common Warrants were exercised (except to the extent specifically set forth below);

●	entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and partners or other investors therein);

●	controlled foreign corporations, foreign controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax, and any investors in any such entity;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock or Common Warrants being taken into account in an applicable financial statement;

●	persons deemed to sell our Common Stock or Common Warrants under the constructive sale provisions of the Code; and

●	certain U.S. expatriates and certain former citizens or long-term residents of the United States.

In addition, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold our Common Stock or Common Warrants through partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. A partnership or other pass-through entity that will hold our Common Stock or Common Warrants and the partners in such partnerships should consult his, her or its own tax advisor regarding the tax consequences applicable to them..

This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our Common Stock and Common Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of our Common Stock or Common Warrants that, for U.S. tax purposes, is (or is treated as):

(a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of our Common Stock or Common Warrants that is not a U.S. Holder or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Allocation of Purchase Price

For U.S. federal income tax purposes, the shares of Common Stock and Common Warrants acquired in this Offering will be treated as an “investment unit” consisting of one share of Common Stock and one Common Warrant to acquire one share of our Common Stock. The purchase price for each investment unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price for each unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the share of Common Stock and the Common Warrant included in each unit. The separation of the share of Common Stock and one Common Warrant included in each unit should not be a taxable event for U.S. federal income tax purposes. Each holder should consult his, her or its own tax advisor regarding the allocation of the purchase price for a unit.

Tax Considerations Applicable to U.S. Holders

Exercise and Expiration of Common Warrants

In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Common Warrant. The U.S. Holder will take a tax basis in the shares acquired on the exercise of a Common Warrant equal to the exercise price of the Common Warrant, increased by the U.S. Holder’s adjusted tax basis in the Common Warrant exercised (as determined pursuant to the rules discussed above). The U.S. Holder’s holding period in the shares of our Common Stock acquired on exercise of the Common Warrant will either begin on the date of exercise or on the date immediately following exercise of the Common Warrant, but in either case will not include any period for which the U.S. Holder held the Common Warrant.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Common Warrants into our Common Stock. The U.S. federal income tax treatment of a cashless exercise of Common Warrants into our Common Stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Common Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Common Warrants.

The lapse or expiration of a Common Warrant will be treated as if the U.S. Holder sold or exchanged the Common Warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the Common Warrant. The deductibility of capital losses is subject to limitations.

Certain Adjustments to and Distributions on Common Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Common Stock issued on the exercise of the Common Warrants or an adjustment to the exercise price of the Common Warrants may be treated as a constructive distribution to a U.S. Holder of the Common Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). An adjustment made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property to the holders of Common Warrants. In certain circumstances, if we were to make a distribution in cash or other property with respect to our Common Stock after the issuance of the Common Warrants, then we may make a corresponding distribution to the holders of the Common Warrants. The taxation of a distribution received with respect to a Common Warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. For more information regarding the U.S. federal income tax considerations related to distributions, see the discussion below regarding “—Distributions.” U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Common Warrants and any distributions with respect to the Common Warrants.

Distributions

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. In the event that we do make distributions on our Common Stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or exchange of our Common Stock as described below under the section titled “—Disposition of Our Common Stock or Common Warrants.” Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to the beneficial owner of our Common Stock who is a non-corporate U.S. Holder and meets certain holding period requirements.

Distributions constituting dividends for U.S. federal income tax purposes that are made to U.S. Holders that are corporate shareholders may qualify for the dividends received deduction (a “DRD”), which is generally available to corporate shareholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other requirements are satisfied.

Disposition of Our Common Stock or Common Warrants

Upon a sale or other taxable disposition of our Common Stock or upon the sale, exchange (other than by exercise) or redemption of our Common Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Common Stock or Common Warrants. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock or Common Warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of our Common Stock or Common Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on the Common Stock and Common Warrants and to the proceeds of a sale or other disposition of Common Stock and Common Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

Exercise and Expiration of Common Warrants

In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Common Warrants into shares of Common Stock. The U.S. federal income tax treatment of a cashless exercise of Common Warrants into our Common Stock is unclear. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal income tax consequences of a cashless exercise of Common Warrants.

The expiration of a Common Warrant will be treated as if the Non-U.S. Holder sold or exchanged the Common Warrant and recognized a capital loss equal to the Non-U.S. Holder’s tax basis in the Common Warrant. However, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a Common Warrant against the Non-U.S. Holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to and Distributions on Common Warrants

As described under “—U.S. Holders –Certain Adjustments to and Distributions on Common Warrants,” an adjustment to the Common Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “—Distributions” below, and the tax treatment of distributions on the Common Warrants is unclear. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to and distributions on the Common Warrants.

Distributions

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. In the event that we do make distributions on our Common Stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as described in “—U.S. Holders—Distributions.”

Any distribution (including constructive distributions) on our Common Stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty or other applicable law) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the sections below titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of Our Common Stock or Common Warrants

Subject to the discussions below under the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other taxable disposition of our Common Stock or Common Warrants unless:

●

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular income tax rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty or other applicable law, may also apply;

●

the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non- U.S. Holder, if any; or

●	our Common Stock or Common Warrants (as applicable) constitute a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period for the Common Stock or Common Warrants, if shorter), a “U.S. real property holding corporation,” unless our Common Stock is regularly traded on an established securities market and the Non-U.S. Holder held no more than 5% of our outstanding Common Stock (and was not treated as holding more than 5% of our outstanding Common Stock), directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held our Common Stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Special rules may apply to non-U.S. holders of our Common Warrants, who should consult their tax advisors. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become, a “U.S. real property holding corporation.”

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on our Common Stock or Common Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends (or constructive dividends) on our Common Stock or Common Warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable IRS Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our Common Stock or Common Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

Code Sections 1471-1474, commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, and the Treasury Regulations issued thereunder generally impose a U.S. federal withholding tax of 30% on dividends on, and, subject to the proposed Treasury Regulations discussed below, the gross proceeds from a sale or other disposition of, our Common Stock or Common Warrants paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on, and, subject to the proposed Treasury Regulations discussed below, the gross proceeds from a sale or other disposition of, our Common Stock or Common Warrants paid to a “non-financial foreign entity” (as defined under these rules) unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding obligations under FATCA generally apply to dividends on our Common Stock or Common Warrants. The U.S. Department of the Treasury has issued proposed Treasury Regulations providing that, if finalized in their present form, the withholding obligations under FATCA would not apply with respect to payment of gross proceeds from a sale or other disposition of Common Stock or Common Warrants. The proposed Treasury Regulations may be relied upon until final Treasury Regulations are issued. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of taxes withheld under FATCA. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Common Stock or Common Warrants.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our Common Stock or Common Warrants, including the consequences of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

The Placement Agent has agreed to act as our exclusive placement agent in connection with this offering. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we may not sell the entire number of securities offered pursuant to this prospectus. The terms of this offering are subject to market conditions and negotiations between us, the Placement Agent and prospective investors. The Placement Agent does not guarantee that it will be able to raise new capital in any prospective offering. The Placement Agent may engage sub-agents or selected dealers to assist with the offering.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of six (6) months following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for sixty (60) days from closing of the offering, subject to certain exceptions. The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

•

          standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

•

          covenants regarding matters such as registration of warrant shares, no integration with other offerings, no stockholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of shares of common stock, and no subsequent equity sales for 60 days, subject to certain exceptions.

We will deliver the securities being issued to the investors upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about September 19, 2025.

We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

In addition, certain of our executive officers and members of our board of directors have agreed to purchase 734,400 shares of Common Stock and accompanying Common Warrants in this offering, representing gross proceeds of approximately $0.9 million.

Fees and Expenses

We have engaged the Placement Agent as our exclusive placement agent in connection with this offering. This offering is being conducted on a “best efforts” basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

	Per Share and Common Warrant	Total
Public offering price	$1.25	$6,000,000
Placement Agent Fees(1)	$0.08	$363,020
Proceeds, before expenses, to us(2)	$1.17	$5,636,980

(1)

This table does not reflect the management fee equal to 1% of the aggregate gross proceeds to us from the sale of the Common Stock, together with the accompanying Warrants, sold in this offering, which shall be equal to $60,000.

(2)	The amount of proceeds, before expenses, to us does not give effect to any exercise of the Common Warrants.

We have agreed to pay the Placement Agent the Cash Fee equal to (i) 7.0% of the aggregate gross proceeds from the sale of the shares of Common Stock together with the accompanying Common Warrants, sold in this offering; provided, however, the Placement Agent shall receive 3.50% of the aggregate purchase price paid by any of the Company’s executive officers or directors or their affiliates or the Identified Purchasers and (ii) a management fee equal to 1.0% of the aggregate gross proceeds to us from the sale of the Common Stock together with the accompanying Common Warrants, sold in this offering. Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate Cash Fee, if any, is not presently determinable and may be substantially less than the maximum amount set forth above. No Cash Fee will be payable in respect of any Common Warrant exercises that may occur in the future. We have also agreed to reimburse the Placement Agent at closing (i) for legal and other expenses incurred by it in connection with the offering in an aggregate amount of up to $90,000, and (ii) non-accountable expenses payable to the Placement Agent of $50,000. We estimate the total expenses payable by us for this offering, excluding the Placement Agent commissions and managements fees, will be approximately $500,000.

Tail

We have also agreed to pay the Placement Agent a tail fee equal to seven percent (7.0%) of the total gross proceeds received by us from any investor (other than any of our executive officers, directors, the Identified Purchasers or any of their respective affiliates) (i) who is “wall crossed” in connection with this offering or (ii) with whom the Placement Agent had back and forth correspondence beyond merely confirming receipt or passing on the opportunity in connection with this offering, if such investor provides us with capital in any public or private offering or other financing or capital raising transaction during the 12-month period following expiration or termination of our engagement of the Placement Agent.

Right of First Refusal

We have granted the Placement Agent a right of first refusal until the six-month anniversary of the closing of this offering to act sole book-running manager, sole underwriter or sole placement agent for any public offering or a private placement or any other capital-raising financing of equity, equity-linked or debt securities by us other than a private placement to any of our executive officers, directors, the Identified Purchasers or any of their respective affiliates without an underwriter, placement agent or broker or in a financing conducted directly by the Company without an underwriter, placement agent or broker.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and

●

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Lock-Up Agreements

Our directors and officers have entered into lock-up agreements. Under these agreements, these individuals agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock during a period ending 60 days after the closing date of this offering. The Placement Agent may waive the terms of these lock-up agreements in its sole discretion and without notice. Specifically, these individuals agreed, in part, subject to certain exceptions, not to:

●

offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock;

●	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock; or

●	make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of our securities.

No Sales of Similar Securities

We have agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock (or securities convertible into or exercisable for Common Stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the prospectus supplement, registration statement or amendment to the registration statement relating to the securities offered hereunder, or a prospectus supplement in connection with the at-the-market offering, and a registration statement on Form S-8), until 60 days after the closing date of this offering. The Placement Agent may waive the terms of this lock-up agreement in its sole discretion and without notice. In addition, we have agreed not to effect or enter into an agreement to effect any issuance by us or our subsidiaries of any securities that involve a variable rate transaction (as defined in the securities purchase agreement) for a period of six (6) months following the closing date of this offering, subject to an exception. The Placement Agent may waive this prohibition in its sole discretion and without notice.

Other Relationships

From time to time, the Placement Agent may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. The Placement Agent acts as our exclusive sales agent in connection with our at-the-market offering, for which it received compensation. Except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any services.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BCDA.” We do not plan to list the Common Warrants on the Nasdaq or any other securities exchange or trading market.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, P.C., own an interest representing less than one percent of the outstanding shares of Common Stock. The Placement Agent is being represented by Ellenoff Grossman & Schole LLP, New York, New York in connection with this offering.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PKF San Diego, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not include all of the information contained in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

You can read our SEC filings, including the registration statement and its exhibits, over the Internet at the SEC’s web site at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we will file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished rather than filed), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 26, 2025;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, as filed with the SEC on May 14, 2025; and August 11, 2025, respectively

●

our Current Reports on Form 8-K filed on January 27, 2025, February 13, 2025, February 27, 2025, March 10, 2025, March 31, 2025, April 4, 2025, April 11, 2025, April 23, 2025, May 6, 2025, June 25, 2025, July 2, 2025, July 16, 2025, July 24, 2025, August 4, 2025, and August 13, 2024; and

●

the description of our Common Stock contained in the Registration Statements on Form 8-A relating thereto, filed on July 23, 2019, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

BioCardia, Inc.

320 Soquel Way

Sunnyvale, California 94085

Attn: Investor Relations

(650) 226-0120

We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

We make available free of charge on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. You may access these filings on our website at www.biocardia.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

Any statement contained in a document incorporated in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference therein. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Prospectus

4,800,000 Shares of Common Stock

Common Warrants to Purchase up to 4,800,000 Shares of Common Stock

Up to 4,800,000 Shares of Common Stock Issuable upon Exercise of the Common Warrants

H.C. Wainwright & Co.

September 18, 2025